Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 9, 2013, with respect to the Statements of Combined Revenues and Direct Expenses of Oil and Gas Properties Acquired by Atlas Resource Partners, L.P. from EP Energy LLC for the year ended December 31, 2011, the period January 1, 2012 to May 24, 2012, and the period May 25, 2102 to December 31, 2012 included in the Current Report of Atlas Energy, L.P. on Form 8-K/A, dated July 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atlas Energy, L.P. on Forms S-8 (File No. 333-138589, effective November 9, 2006, File No. 333-173082, effective March 25, 2011 and File No. 333-180568, effective April 4, 2012).

/s/ GRANT THORNTON LLP

Cleveland, Ohio October 15, 2013